Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”), which takes effect on January 1, 2019 (“Effective Date”) is made by and between Brian Smith (“Executive”) and DNA Genotek Inc. (collectively, with its predecessors, successors, affiliates and subsidiaries, the “Company”) (jointly referred to as the “Parties” and singularly as a “Party”).

RECITALS

WHEREAS Executive is currently employed by the Company as its Executive Vice President and Business Unit Leader, Molecular; and

WHEREAS Executive and the Company are currently parties to an Employment Agreement, dated January 7, 2008, which was amended on July 25, 2011 and June 10, 2016 (“Employment Agreement”); and

WHEREAS Executive will retire from the Company effective as of February 5, 2020, or such other date as may be agreed to by Executive and the Company in writing (the “Retirement Date”); and

WHEREAS, in consideration of Executive’s service to the Company and the benefits of the transition to retirement that is stipulated herein, Executive and the Company have entered into this Agreement to set forth the terms and conditions of Executive’s employment between the Effective Date and the Retirement Date (the “Transition Period”) for the purpose of bringing about an amicable end to the Executive’s employment relationship with the Company on the Retirement Date.

NOW THEREFORE, in consideration of the mutual promises made herein, intending to be legally bound, the Parties hereby agree as follows:

COVENANTS

1.

Termination of Employment and Resignation.  Executive hereby covenants to retire and resign his employment along with all offices, titles and positions with the Company effective the Retirement Date. Executive acknowledges and agrees that his resignation is voluntary and, as such, it does not constitute a termination or constructive termination of his employment. Executive acknowledges that, by entering into this Agreement, Executive is hereby forfeiting any right to claim common law notice of termination or pay in lieu of said notice as well as compensation for a termination of employment pursuant to the terms of the Employment Agreement, as amended.  Executive also acknowledges and agrees that no Termination Pay (or benefits continuances) or Severance Pay will be owed to Executive under the Employment Standards Act, 2000 (“ESA”).

2.

Service During Transition Period.  During the Transition Period, Executive shall serve as Vice Chairman and Executive Vice President, Innovation in accordance with the Employment Agreement, as amended by this Agreement, and shall agree to (i) perform his duties set forth in Schedule “A” attached hereto consistent with the established practices of the Parties, and (ii) assist the Company with matters that arise out of the Executive’s transition from the Company. In addition, Executive will remain a director of the Company during the Transition Period until a successor is appointed by the Company, so that the Company can continue to meet the residency requirements for directors under applicable law.

3.

Compensation Upon Retirement.  In consideration of Executive’s retirement on the Retirement Date and Executive fulfilling his obligations under this Agreement and the Employment Agreement, Executive shall be entitled to the compensation set forth in Sections 4, 5, 6 and 7 of this Agreement.  Executive and the Company acknowledge and agree that Executive would not have been entitled to all of said compensation had Executive not executed this Agreement and the Release Agreement (as defined below) and that such items of compensation constitutes consideration sufficient to make this Agreement binding.

4.

2019 Bonus.  Executive shall be eligible to receive an incentive cash bonus under the OraSure Technologies, Inc. (“OraSure”) 2019 Incentive Plan (“2019 IP”) based on a 40% base salary target, subject to adjustment to reflect performance in 2019 and the actual bonus pool funding under the 2019 IP approved by the OraSure Board of Directors, consistent with past practices.  Payment of the 2019 bonus shall be made at the same time the Company pays bonuses to other senior executives under the 2019 IP, less applicable taxes and withholdings.  Executive shall not be entitled to receive any cash bonus for performance during 2020.

5.

Treatment of Outstanding Equity Awards.  Subject to Executive’s compliance with this Agreement and the Employment Agreement, (i) all awards of time-vested OraSure Technologies, Inc. (“OraSure”) restricted stock (“Restricted Stock”) granted to Executive prior to the date of this Agreement and which are outstanding and unvested as of the Retirement Date, shall vest in full on the Retirement Date and (ii) all awards of performance-vested restricted units (“PVRUs”) granted to Executive prior to the date of this Agreement and which are outstanding and unvested as of the Retirement Date, shall vest in full three (3) years after the applicable grant date in accordance with the terms of the relevant award agreement pursuant to which such PVRUs were granted to Executive and the terms of the OraSure Stock Award Plan (“Award Plan”) without the requirement that Executive continue to be employed by the Company after the Retirement Date.  The vesting of PVRUs shall also be subject to the satisfaction of the relevant performance measures applicable to such PVRUs, as specified in the applicable award agreement.  Any shares of OraSure common stock that vest with respect to such PVRUs shall be paid out and delivered to Executive at the same time and in the same manner as such awards are paid to other Company senior executives in accordance with the applicable award agreements and the Award Plan, consistent with past practices.

6.

2019 and 2020 LTIP Annual Equity Awards.  Subject to Executive’s compliance with this Agreement and the Employment Agreement, Executive shall receive normal annual equity awards in 2019 for performance during 2018 and in 2020 for performance during 2019, consistent with past practices and the terms of the OraSure Long-Term Incentive Policy then in effect (“LTIP”), with such awards containing terms as provided in this Section 6 (collectively, the “2019/2020” LTIP Awards”).  The 2019/2020 LTIP Awards shall have a grant date value determined for an Executive Vice President as provided in the LTIP, shall consist of 50% Restricted Stock and 50% PVRUs and shall be awarded and determined at the same time as the annual LTIP awards are granted to other Company senior executives for such years.  Consistent with past practices, the PVRUs shall vest three years after the grant date so long as certain performance metrics are met as determined by the OraSure Board of Directors. The terms and conditions of the 2019/2020 LTIP Awards shall be the same as the awards made to other senior executives under the LTIP, except that (i) the portion of the 2019/2020 LTIP Awards consisting of Restricted Stock shall vest as of the Retirement Date and (ii) the portion of the 2019/2020 LTIP Awards consisting of PVRUs shall vest in accordance with the terms of the applicable award agreement without the requirement that Executive continue to be employed by the Company after the Retirement Date. Any shares of OraSure common stock that vest with respect to PVRUs contained in the 2019/2020 LTIP Awards shall be paid out and delivered to Executive at the same time and in the same manner as such awards are paid to other Company senior executives in accordance with the applicable award agreements and the Award Plan, consistent with past practices.

7.

2019 and 2020 Supplemental Equity Awards.  Subject to Executive’s compliance with this Agreement and the Employment Agreement, Executive shall receive supplemental equity awards in 2019 and 2020 at the same time annual LTIP awards are granted to other Company senior executives during such years (each a “Supplemental Award”), containing terms as provided in this Section 7.  Each Supplemental Award shall consist of PVRUs that vest one (1) year after the grant date to the extent that a Net Revenue target (as defined below) for the Company, as determined by the OraSure Board of Directors, is met with respect to the applicable year.    Each Supplemental Award shall provide for a range of 25,000 to 37,500 PVRUs for achievement of 100% to 120% of the applicable Net Revenue target for each year, with the actual number of PVRUs to be determined linearly for performance in between 100% and 120% of the applicable Net Revenue target.  Net Revenue target shall mean the revenue budget for the Company for 2019 or 2020, as applicable, as determined by the OraSure Board of Directors.

8.

Confidential Information.  Executive shall maintain the confidentiality of all of the Company’s confidential and proprietary information and Executive covenants to continue to abide by the terms and conditions of the Confidentiality and Proprietary Information Agreement that the Parties entered into on January 7, 2008 (“Confidentiality and Proprietary Information Agreement”), which is incorporated herein by reference.  Executive shall also return to the Company all of the Company’s property, including all confidential and proprietary information, and all documents and information that Executive obtained in connection with his employment with the Company, on or before the Retirement Date or such later date as the Company may specify.   Notwithstanding the foregoing, Executive Shall be entitled to retain his laptop and cell phone provided by the Company.

9.

Payment of Accrued Salary and Benefits.  The Company shall pay Executive all unpaid salary, accrued vacation, paid time off, and any and all other benefits or compensation that is earned, accrued or vested but unpaid as of the Retirement Date (the “Accrued Benefits”) on the first normal payroll date of the Company following the Retirement Date or such other time as may be specified in the applicable plan, agreement or other arrangement governing the terms of the Accrued Benefits.

10.

Release of Claims.  Executive agrees to execute the Full and Final Release Agreement attached hereto as Schedule “B” (the “Release Agreement”) concurrently with the Executive’s execution of this Agreement.  The executed Release Agreement shall be held by the Company in escrow until close of business on the Retirement Date at which time it shall be binding on the Parties unless it has been previously revoked by the Executive in writing. To be clear, the Executive’s right to revoke the Release Agreement shall cease at close of business on the Retirement Date. Executive acknowledges that the terms and conditions of the Release Agreement constitute a material inducement for the Company to enter into this Agreement.  Executive further acknowledges and agrees that the receipt of the compensation specified in Sections 4, 5, 6 and 7 of this Agreement is contingent upon the Parties entering into said Release Agreement and said Release Agreement not being revoked by the Executive.

11.

No Pending or Future Lawsuits.  Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees (as defined in the Release Agreement).  Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

12.

Application for Employment.  Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, and he hereby waives any alleged right of employment or re-employment with the Company.  Executive further acknowledges and agrees that the forbearance to seek future employment stated in this paragraph is purely contractual, and is in no way involuntary, discriminatory or retaliatory.

13.

Assistance.  Executive agrees to personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company.  The Company will reimburse Executive for any reasonable out of pocket costs and expenses incurred in connection with providing such assistance.

14.

No Cooperation.  Except as otherwise prohibited by law, Executive agrees that he will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a summons or other court order to do so.  Employee agrees both to immediately notify the Company upon receipt of any such summons or court order, and to furnish, within three (3) business days of its receipt, a copy of such summons or court order to the Company.  If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

15.

Non-Disparagement.  At no time before, on or after the Retirement Date shall Executive publish or otherwise transmit any disparaging, derogatory or defamatory remarks, comments or statements, whether written or oral, regarding the Company, its affiliates or their respective officers, directors, employees, consultants, reputations, products, operations, procedures, policies or services, which are reasonably likely to (i) damage the reputation of the Company or its affiliates or (ii) interfere with the contracts or business relationships of the Company or its affiliates.  This paragraph shall not restrict or prevent Executive from providing truthful testimony as required by court order or other legal process.

16.

Arbitration.  The parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Ottawa, Ontario under the Ontario Arbitration Act, 1991, S.O. 1991, c. 17. The Arbitration shall be presided over by a single Arbitrator who is agreeable to the Parties or appointed by the Ontario Superior Court of Justice. Upon the appointment of an Arbitrator, the Arbitration shall thereafter be governed by the ADR Institute of Canada, Inc. ADRIC Arbitration Rules. The Parties agree that the prevailing Party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The arbitrator shall have no authority to add to, subtract from, or otherwise modify the terms of this Agreement or to make awards beyond those provided for by the statute.  This section will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of a dispute.

17.

Representations.  Each Party represents that it has had the opportunity to consult with a lawyer, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

18.

Severability; Substitution. In the event that any provision in this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.

19.

Entire Agreement.  This Agreement, the agreements referenced herein, and any and all restricted stock award agreements, restricted unit award agreements and stock option agreements represent the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Executive’s relationship with the Company.

20.

No Oral Modification.  Any modification or amendment of this Agreement, or additional obligation assumed by either Party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.

21.	Governing Law. This Agreement shall be governed by the laws of the Province of Ontario, Canada.
22.

Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

23.	Headings Irrelevant. The headings in this Agreement are intended as a convenience to the reader and are not intended to convey any legal meaning.

INTENTIONALLY LEFT BLANK

24.

Voluntary Execution of Agreement.  This Agreement is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties.  The Parties acknowledge that:

(a)	They have read this Agreement;
(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(c)	They understand the terms and consequences of this Agreement and of the releases it contains; and
(d)	They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

DNA GENOTEK INC.

By: /s/ Stephen S. Tang

Name:  Stephen S. Tang

Title: Chief Executive Officer

EXECUTIVE

/s/ Brian Smith

Brian Smith

Dated:  December 14, 2018

SCHEDULE “A”

DUTIES AND RESPONSIBILITIES AS VICE CHAIRMAN

AND EXECUTIVE VICE PRESIDENT, INNOVATION

•	Assist in a successful and smooth transition of EVP & Business Unit Leader, Molecular duties and shared objectives with that transitioned colleague.
•	Develop the strategic and operational plans for the OraSure Innovation organization and establish and communicate the strategic direction to OraSure.
•	Translate innovation into functional imperatives to both protect the core and establish capabilities that ensure continued, long-range growth of the business.
•	Manage to the defined Innovation organization budgets by setting and achieving annual and longer-term goals and managing organizational costs.
•

Engage with thought leaders in current and emerging technologies relevant to OraSure’s core and “beyond the core” business interests, by establishing Scientific Advisory Board(s) and other means for meaningful connection.

•	Provide leadership across the organization by communicating key Innovation goals, milestones, objectives, and metrics to members of OraSure’s EC, Leadership Team, and other employees.
•	Participate in the management and negotiation of business relationships, including Scientific Advisory Boards, as required.
•	Provide support to Business Development during all aspects of pursuits, due diligence, transactions, and post-merger integration.
•

Participate, as directed by OraSure’s President and CEO, in corporate-wide initiatives, including but not limited to support of core businesses and decision-making for corporate policies and procedures.

•	Prepare and present reports as required.
•	Travel as required for Company, Innovation, Business Development, and support of core businesses.
•	Other duties deemed appropriate for an EVP, Innovation, as directed by OraSure’s President and CEO.

SCHEDULE “B”

FULL AND FINAL RELEASE AGREEMENT

1.	RELEASE

In consideration of the payments to me by DNA Genotek Inc. (the “Company”) as detailed in the attached Retirement Agreement, the sufficiency of which consideration is hereby acknowledged, I, Brian Smith, for myself, my heirs, dependents, executors, administrators, and assigns hereby wholly and forever release, remise and discharge the Company, its predecessors, subsidiaries and affiliates, and all its officers, directors, shareholders, agents and employees (hereinafter collectively referred to as the “Releasees”), jointly and severally, from any and all actions, causes of action, contracts (whether expressed or implied), claims and demands for damages, loss, or injury, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law or in equity, I ever had, now have, or may hereafter have, by reason of or arising out of any employment with the Releasees, or the cessation thereof.  Without limiting the generality of the foregoing, I hereby acknowledge that the said consideration is in satisfaction of all claims for damages, including all non-salary benefits ordinarily provided to me or on my behalf in respect of my employment, wages, salary, termination pay, severance pay, vacation pay, commissions, bonuses, expenses, allowances, incentive payments, insurance and other benefits howsoever arising out of my employment with the Releasees, and the cessation of that employment, whether available pursuant to contract, common law, or any statute including, but not limited to the Employment Standards Act, 2000 and the Human Rights Code, and including any claim(s) for reinstatement or other forms of statutory relief.

2.	NO ADMISSION

I acknowledge and agree that the payments and other consideration referred to herein do not constitute any admission or recognition of liability by or on behalf of the Releasees.

3.INDEMNITY FOR TAXES, ETC.

I further agree that for the aforesaid payment, I will indemnify and save harmless the Releasees from and against any and all claims, demands, taxes or penalties which may be made by the Canada Revenue Agency or related entities requiring the Releasees to pay income tax under the Income Tax Act in respect of income tax payable by myself in excess of the income tax previously withheld, as well as in respect of any and all claims, charges, taxes, or penalties and demands which may be made on behalf of the Canada Revenue Agency or any other government department under the Income Tax Act, the Employment Insurance Act or the Canada Pension Plan and/or any regulation or authority under said legislation, with respect to any amount which may in the future be found to be payable by the Releasees in respect of myself.

4.	EMPLOYMENT STANDARDS

I acknowledge receipt of all wages, commission, incentives, overtime pay, vacation pay, holiday pay, termination pay and severance pay to which I am entitled by virtue of the Employment Standards Act, 2000 and confirm that there are no such amounts due and owing to myself by the Releasees, either pursuant to the Employment Standards Act, 2000 or pursuant to the terms and conditions of my employment and/or common law.

5.	FURTHER CLAIMS

I agree not to make a claim or take any proceedings against any other person or corporation which might claim contribution or indemnity under the provisions of any statute or otherwise against the Releasees with respect to any matter which arose or may have arisen up to the present time, in connection with the matters covered by this Release.

6.	UNDERSTANDING

I HEREBY DECLARE that I have had the opportunity to seek independent legal advice with respect to the matters addressed herein and in the Retirement Agreement. I acknowledge that the terms of this Release and the Retire Agreement are fully understood by me, and that I voluntarily agree to retire from the Company on said.

DATED at Ottawa, Ontario this 14th day of December, 2018.

/s/ Linda Saad Smith Witness	/s/ Brian Smith BRIAN SMITH